Endeavor Power Corp 8-K
Exhibit 10.28

CONVERTIBLE PREFERRED PURCHASE AGREEMENT

This Convertible Preferred Stock Purchase Agreement dated June 17, 2011 is by and between:

Hamburg Investment Company, LLC

_________________________________________
(the “Purchaser”)

Parallax Diagnostics, Inc

__________________________________________
(the “Company”  or  “PRLX”)

WHEREAS, Parallax Diagnostics, Inc. (“PRLX” “Seller”) a Nevada corporation at 2 Canal Park, 5th Floor Cambridge, MA 02141 is authorized to sell one hundred thousand (100,000) shares of Convertible Preferred stock (“Preferred”) of Parallax Diagnostics, Inc; and

WHEREAS, the terms of the sale of one hundred thousand (100,000) shares of Preferred stock include one hundred percent (100%) Warrant coverage that would result in, if the Offering is fully converted from Preferred into Common, the Purchaser owning one hundred (100,000) thousand Warrants to purchase shares of Common stock at a price to be determined by the Company’s next financing. If the Company has not completed a financing within the next six (6) months then the price of the Common Stock that the Preferred converts into will be priced at one ($1.00) dollar per share; and

WHEREAS, Parallax Diagnostics, Inc. has not yet priced the Common Stock that the holder of Preferred is to convert into, the Purchaser and the Company have agreed to use the valuation of the Company at the time of its next financing to determine the price per share of Common stock.  If the Company has not completed a financing within the next six (6) months then the price of the Common Stock that the Preferred converts into will be priced at one ($1.00) dollar per share; and

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WHEREAS, Hamburg Investment Company, LLC (“HIC” “Purchaser”) a Nevada Limited Liability Co which has signed the Investor Questionnaire, reviewed a Term Sheet, Subscription Supplement and Risk Factors; and

WHEREAS the parties wish to enter into a transaction whereby HIC will acquire one hundred thousand (“100,000”) shares of Preferred stock of PRLX (the “Shares”) at one ($1.00) dollar per share from PRLX on the terms and conditions set out herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in the Agreement, and in order to consummate the purchase and the sale of the Parallax Diagnostics, Inc. Preferred stock aforementioned, it is hereby agreed as follows:

1.
PURCHASE AND SALE: Subject to the terms and conditions hereinafter set forth, at the closing of the transaction contemplated herby, the Seller shall sell, convey, transfer, and deliver to the Purchaser certificates representing such stock, and the Purchaser shall purchase from the Seller Parallax Diagnostic, Inc. Preferred stock in consideration of the purchase price set forth in this Agreement. The certificates representing the Corporation’s stock shall be duly endorsed for transfer of accompanied by appropriate stock transfer powers duly executed in blank, in either case with signatures guaranteed in the customary fashion, and shall have all the necessary documentary transfer tax stamps affixed thereto at the expense of the Seller. The closing of the transactions contemplated by this Agreement (“Closing”), shall be held at 1327 Ocean Ave, Suite M Santa Monica CA 90401, on June 24, 2011 at 10:00 AM PST, or such other place, date and time as the parties hereto may otherwise agree.

2.	The check issuance instructions are set forth below as follows;

Parallax Diagnostics, Inc. In Care of: J. Michael Redmond 2 Canal Park, 5th Floor Cambridge, MA 02141

3.	Information for payment via bank wire;

Bank Name: Branch: Account Name: Account Number: Routing Number:	Bank of America 1301 4th Street Santa Monica, CA 90401 Parallax Diagnostics, Inc. 02184-22996 122000661

3.	The address of Purchaser where the Shareholder is to send the Parallax Diagnostics, Inc share certificate is outlined below:

Hamburg Investment Company, LLC 3194 Quarry Road Manchester, NJ 08759

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4.	AMOUNT AND PAYMENT OF PURCHASE PRICE. The total consideration for the stock purchase is fully set out below:

Purchase one hundred thousand (“100,000”) shares of preferred stock priced at $1.00 per share for one hundred thousand (“USD $100,000”) dollars.

5.	REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby warrants and represent:

a.
Organization and Standing. Parallax Diagnostics, Inc is a corporation duly organized under the laws of the State of Nevada and has the corporate power and authority to carry on its business as it is now being conducted.

6.	REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER.

Seller and Purchaser hereby represent and warrant that there has been no act or omission by Seller, Purchaser or the Corporation which would give rise to any valid claim against any of the parties hereto for a brokerage commission, finder’s fee, or other like payment in connection with the transactions contemplated hereby.

7.	GENERAL PROVISIONS

a.
Entire Agreement. This agreement (including the exhibits hereto and any written agreements hereof executed by the parties) constitutes the entire Agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

b.	Section and Other Heading. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

c.
Governing Law. This agreement and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of California. The parties herein waive trial by jury and agree to submit to the personal jurisdiction and venue of a court of subject matter jurisdiction located in Los Angeles County, State of California. In the event that litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party’s reasonable attorney’s fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled.

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IN WITNESS WHEREOF, This Agreement has been executed by each of the individual parties hereto on the date first above written.

Signed:

PARALLAX DIAGNOSTICS, INC.

By:	/s/ J. Michael Redmond	06/17/2011
	J. Michael Redmond	Date
President
Parallax Diagnostics, Inc

HAMBURG INVESTMENT COMPANY, LLC

By:	/s/ Jorn Gorlach	06/17/2011
	Jorn Gorlach	Date
Managing Member
Hamburg Investment Company, LLC

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